EXHIBIT 99.1
FOR RELEASE on Thursday, February 28, 2008
8:00 a.m. ET, 6:00 a.m. MT

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke	Julie Pierce
Director of Marketing, StarTek, Inc.	Director of SEC Reporting, StarTek, Inc.
303-262-4548	303-262-4587
mbrekke@startek.com	julie.pierce@startek.com
StarTek, Inc. Reports Fourth Quarter and Full Year 2007 Results
Fourth quarter revenue increases 11.1% over prior year; Margin improvement continues
DENVER — February 28, 2008 — StarTek, Inc. (NYSE:SRT) today announced results for the fourth quarter and year ended December 31, 2007.
Fourth Quarter Highlights
•	Revenue of $65.7 million, an 11.1% increase compared to the fourth quarter of 2006, and the highest since the third quarter of 2004.

•	Gross profit as a percentage of revenue improved to 17.4%, the highest in seven quarters despite continued decline in Canadian currency exchange rates.

•	Positive net income and earnings per share for the second consecutive quarter, despite higher investments in selling, general & administrative (“SG&A”) expense.

•	Opening of a new site in Victoria, Texas, and announcement of plans for continued site expansion in Mansfield, Ohio.
Financial Results
Revenue for the fourth quarter of 2007 improved to $65.7 million, an increase of $6.5 million or 11.1% compared to the $59.1 million reported in the fourth quarter of 2006. Compared to the third quarter of 2007, revenue increased $2.5 million or 3.9%. Gross margin for the fourth quarter of 2007 was 17.4%, a 310 basis point improvement compared to 14.3% in the fourth quarter of 2006, and a 110 basis point improvement compared to the third quarter of 2007. The revenue and gross margin improvements reflect better contract terms, and the Company’s ongoing efforts to optimize site capacity and performance. Operating income in the fourth quarter totaled $0.3 million, a decrease of $0.4 million compared to the fourth quarter of 2006. The decrease in operating income is the result of higher SG&A, due to investments in people, technology and process, in support of our long-term growth plans. Net income for the fourth quarter totaled $0.4 million, or $.03 per diluted share.

Revenue for the full year of 2007 improved to $245.3 million, an increase of 3.2% compared to 2006. Gross margin as a percentage of revenue was 16.0% for 2007, an 80 basis point improvement compared to 15.2% in 2006. The full year revenue and gross margin improvements are due to better contract terms, and site optimization efforts mentioned previously, though due to the timing of those efforts, the positive margin impact was greater in the fourth quarter than for the full year. The improved revenue and gross profit results were offset by higher SG&A expenses in support of future growth, and by impairment and restructuring charges incurred in connection with a site closure and the write down of certain capitalized software assets. The result was an operating loss for the year of $4.1 million, compared to operating income in 2006 of $5.9 million. The net loss for 2007 totaled $2.8 million, or $.19 per diluted share, compared to 2006 net income of $5.8 million, or $.39 per diluted share. Cash and investments remained constant at $39.4 million as of December 31, 2007 and 2006.
2007 Accomplishments and 2008 Outlook
This was a year of transition for StarTek. After a disappointing finish to 2006, newly appointed Chief Executive Officer, Larry Jones announced plans to re-build the executive management team, improve client contract terms, optimize the performance of existing sites, and position the Company for future growth. The results for the current quarter demonstrate great progress against those objectives, and help establish a trend that the Company expects will continue in 2008.
“This was an exciting year of operational transition, and positioning for StarTek’s future growth and profitability,” said Larry Jones. “We grew our top line by expanding revenues with existing clients and securing better contract terms in several instances. We improved gross margins in spite of declining Canadian currency exchange rates, and made investments in our corporate infrastructure and in new sites to support long term growth,” continued Jones. “I’m proud of what we accomplished this year, excited about our new management team, and look forward to building upon this year’s foundation to further accelerate growth and profitability in 2008.”

CONFERENCE CALL
The call will begin at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time) and can be accessed as follows:

USA:	888.680.0892
International:	617.213.4858
Passcode:	65987669
Conference Host:	Larry Jones
Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYLAN8DRK. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
A dial-in replay will be available from February 28, 2008, at 11:00 a.m. Mountain Time through March 6, 2008, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	62103640
A web-based replay will be available by February 29, 2008, and accessible from the Company’s website at www.startek.com.
ABOUT STARTEK, INC.
StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the US and Canada. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.
FORWARD-LOOKING STATEMENTS
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our revenue from our principal clients, concentration of our client base in the communications industry, consolidation in the communications industry, trend of communications companies to out-source non-core services, management turnover, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel and to add specialized sales personnel, considerable pricing pressure, capacity utilization of our facilities, collection of note receivable from sale of Supply Chain Management Services platform, inability to utilize current capital loss carry-forwards, defense and outcome of pending class action lawsuit, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business in Canada, lack of a significant international presence, potentially significant influence on corporate actions by our largest stockholder, volatility of our stock price, geopolitical military conditions, interruption to our business, increasing costs of or interruptions in telephone and data services, compliance with SEC rules, risks in renewing or replacing capital funding, fluctuations in the value of our investment securities portfolio, and variability of quarterly operating results. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$65,656	$59,117	$245,304	$237,612
Cost of services	54,202	50,666	206,087	201,424

Gross profit	11,454	8,451	39,217	36,188
Selling, general and administrative expenses	10,866	7,752	38,991	30,247
Impairment losses and restructuring charges	275	—	4,325	—

Operating income (loss)	313	699	(4,099)	5,941
Net interest and other income	182	723	745	2,126

Income (loss) before income taxes	495	1,422	(3,354)	8,067
Income tax expense (benefit)	65	189	(523)	2,303

Net income (loss)	$430	$1,233	$(2,831)	$5,764

Net income (loss) per share:
Basic	$0.03	$0.08	$(0.19)	$0.39

Diluted	$0.03	$0.08	$(0.19)	$0.39

Dividends declared per common share	$—	$0.25	$—	$1.11

Weighted average shares outstanding
Basic	14,696	14,696	14,696	14,680
Diluted	14,696	14,707	14,696	14,714

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	As of December 31,
	2007	2006
ASSETS

Current assets:
Cash, cash equivalents and investments	$39,375	$39,370
Trade accounts receivable	48,887	46,364
Other current assets	4,910	4,290

Total current assets	93,172	90,024

Property, plant and equipment, net	57,532	60,101
Other assets	4,754	5,610

Total assets	$155,458	$155,735

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,908	$6,061
Accrued liabilities	14,468	11,359
Current portion of long-term debt	3,975	5,654
Other current liabilities	2,632	1,256

Total current liabilities	26,983	24,330

Long-term debt, less current portion	7,380	10,314
Other liabilities	2,881	2,709

Total liabilities	37,244	37,353

Stockholders’ equity	118,214	118,382

Total liabilities and stockholders’ equity	$155,458	$155,735

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2007	2006
Operating Activities
Net (loss) income	$(2,831)	$5,764
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	17,092	16,758
Impairment of property, plant and equipment	3,583	—
Non-cash compensation cost	1,107	321
Deferred income taxes	454	(1,830)
Realized gain on investments	—	(128)
Loss (gain) on sale of assets	60	(98)
Changes in operating assets and liabilities, net	1,182	(1,909)

Net cash provided by operating activities	20,647	18,878

Investing Activities
Purchases of investments available for sale	(36,813)	(351,108)
Proceeds from disposition of investments available for sale	26,348	373,466
Purchases of property, plant and equipment	(15,207)	(20,110)
Proceeds from disposition of property, plant and equipment	—	343

Net cash (used in) provided by investing activities	(25,672)	2,591

Financing Activities
Proceeds from stock option exercises	—	1,112
Principal payments on borrowings	(5,828)	(2,798)
Dividend payments	—	(16,289)
Proceeds from borrowings	—	13,294

Net cash used in financing activities	(5,828)	(4,681)
Effect of exchange rate changes on cash	442	(776)

Net (decrease) increase in cash and cash equivalents	(10,411)	16,012
Cash and cash equivalents at beginning of period	33,437	17,425

Cash and cash equivalents at end of period	$23,026	$33,437

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$772	$237
Income taxes paid	$1,990	$3,013
Unrealized loss on investments available for sale, net of tax	$(30)	$(2)